Exhibit 10.2

OMNIBUS AGREEMENT
among
PLAINS ALL AMERICAN GP LLC
PLAINS ALL AMERICAN PIPELINE, L.P.
PNGS GP LLC
and
PAA NATURAL GAS STORAGE, L.P.

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Plains All American GP LLC, a Delaware limited liability company (“PAA GP”), Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), PNGS GP LLC, a Delaware limited liability company (the “General Partner”) and PAA Natural Gas Storage, L.P., a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties.
     2. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by PAA GP and its Affiliates as well as direct expenses, including operating expenses, incurred by PAA GP and its Affiliates for and on behalf of the Partnership Group (as defined herein) and other services to be provided among the Parties.
     3. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the granting of a license from PAA to the Partnership Group and the General Partner.
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions.
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” has the meaning given such term in the Partnership Agreement.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Cause” has the meaning given such term in the Partnership Agreement.
     “Change of Control” means, for purposes of Section 5.4 with respect to the General Partner or the Partnership, the point in time when neither PAA nor PAA GP remains directly or indirectly in control of the General Partner or the Partnership. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the General Partner or the Partnership, whether through the ownership of Voting Securities, by contract or otherwise.
     “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.
     “Common Units” has the meaning given such term in the Partnership Agreement.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation of Environmental Laws, including without limitation performance of any Environmental Activity; or
     (ii) any event, omission or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to

(a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened, the Occupational Safety and Health Act, Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means each Partnership Group Member or PAA GP, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means each of the Partnership or PAA, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.
     “Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “PAA” has the meaning given such term in the introduction to this Agreement.
     “PAA GP” has the meaning given such term in the introduction to this Agreement.

     “Partnership” has the meaning given such term in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of PAA Natural Gas Storage, L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.
     “Partnership Assets” means the natural gas storage assets and associated infrastructure (including the assets and equity interests to be contributed to the Partnership in connection with its initial public offering and as more completely described in the Registration Statement) conveyed, contributed or otherwise transferred, directly or through the transfer of equity interests, or intended to be conveyed, contributed or otherwise transferred to any Partnership Group Member in connection with the Partnership’s initial public offering.
     “Partnership Entities” means the General Partner and each Partnership Group Member.
     “Partnership Group” means the Partnership and its Subsidiaries.
     “Partnership Group Member” means any member of the Partnership Group.
     “Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude PAA GP and any Affiliate of PAA GP which is not a Partnership Group Member.
     “Party” and “Parties” are defined in the introduction to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Registration Statement” means the Registration Statement on Form S-1, as amended, (Registration No. 333-164492) filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Units” has the meaning given such term in the Partnership Agreement.

     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Indemnification
     2.1 Environmental Indemnification.
          (a) Subject to the provisions of Section 2.3 and provided that the Indemnified Party notifies the Indemnifying Party of such claim prior to the third anniversary of the Closing Date, PAA shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to the Partnership Assets, but only to the extent the violations, corrections, events or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date, even if such liability does not accrue until after the Closing Date.
          (b) Subject to the provisions of Section 2.3, the Partnership Group shall indemnify, defend and hold harmless PAA GP and its Affiliates, other than any Partnership Group Member, from and against any Covered Environmental Losses suffered or incurred by PAA GP and its Affiliates, other than any Partnership Group Member, relating to the Partnership Assets, but only to the extent the violations, corrections, events or conditions giving rise to such Covered Environmental Losses occurred after the Closing Date.
          (c) The aggregate liability of PAA under Section 2.1(a) shall not exceed $15 million.
          (d) No claims may be made against PAA for indemnification pursuant to Section 2.1(a) unless and until, and PAA shall only be liable to provide indemnification pursuant to this Section 2.1(a) to the extent that, the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or Partnership Indemnitees exceed $250,000, subject to the limitations of Section 2.1(c).
          (e) Notwithstanding anything herein to the contrary, in no event shall PAA have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     2.2 Additional Indemnification
          (a) Subject to the provisions of Section 2.3, PAA shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from of or arising out of:
     (i) the failure of the Partnership Group to be the owner of (A) valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets and (B) valid title to 100% of the equity interest of PAA Natural Gas Storage, LLC, Bluewater Natural Gas Holding, LLC, Bluewater Gas Storage, LLC, BGS Kimball Gas Storage LLC, Pine Prairie Holding LLC, Pine Prairie Energy Center, LLC and PPEC Bondholder, LLC, in each case to the extent that such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by PAA and its Affiliates immediately prior to the Closing Date as described in the Registration Statement;
     (ii) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (A) the transfer of any of the Partnership Assets, including the 100% interest in PAA Natural Gas Storage, LLC, Bluewater Natural Gas Holding, LLC, Bluewater Gas Storage, LLC, BGS Kimball Gas Storage LLC, Pine Prairie Holding LLC, Pine Prairie Energy Center, LLC and PPEC Bondholder, LLC, to the Partnership Group on the Closing Date or (B) any such Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such Partnership Assets are located as of the Closing Date, in each case to the extent any such failure renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned and operated by PAA and its Affiliates immediately prior to the Closing Date as described in the Registration Statement;
     (iii) all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from applicable state, local or foreign law, by contract, as successor, transferree or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date; and
     (iv) the assets or operations of PAA GP and its Affiliates (other than the Partnership Assets and the operations of any Partnership Group Member).
provided, however, that, in the case of clauses (i), (ii) and (iv) above, the Indemnified Party must notify the Indemnifying Party of such claim prior to the third anniversary of the Closing Date, and that in the case of clause (iii) above, the Indemnified Party must notify the Indemnifying Party of such claim prior to the sixtieth day following the expiration of any applicable statute of limitations;
          (b) Subject to the provisions of Section 2.3, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless PAA and its Affiliates, other than any Partnership Group Member, from and against any Losses suffered or incurred by PAA and its Affiliates, other than any Partnership Group Member, by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occurs on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 2.1) except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 2.2(a).
          (c) Notwithstanding anything herein to the contrary, in no event will PAA be obligated to indemnify the Partnership Group for any claims, losses or expenses or income taxes referred to in Section 2.1(a) and Sections 2.2 (a)(i)-(iv), if, and to the extent that such claims, losses, or expenses, or income taxes were either (i) reserved for in the Partnership’s financial statements as of the Closing Date, or (ii) are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.
     2.3 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 2.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the applicable deadline for making such claim.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons and (iii) any correlative tax benefit.
          (e) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE III
Provision of Services; Reimbursement
     3.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 5.4, PAA GP hereby agrees to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership, including, without limitation, accounting, audit, business development, financial services, real property/land, legal, operations/engineering, geology/geophysics, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by PAA GP in connection with its management and operation of the Partnership Assets prior to their acquisition by the Partnership.
     3.2 Reimbursement. Subject to and in accordance with the terms and provisions of this Article III and such reasonable allocation and other procedures as may be agreed upon by PAA GP and the General Partner from time to time, the Partnership Group hereby agrees to reimburse PAA GP for all reasonable direct and indirect costs and expenses incurred by PAA GP or its Affiliates in connection with the provision of the Services to the Partnership Group, including, without limitation, the following:
          (a) any expenses incurred or payments made by PAA GP for insurance coverage with respect to the Partnership Assets or the business of the Partnership Group;
          (b) any costs incurred in connection with the provision of information technology services;
          (c) salaries and related benefits and expenses of personnel employed by PAA GP or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that for purposes of allocating costs associated with executive or senior level management of PAA, such allocation shall not include any costs attributable to incentive compensation arrangements that are unrelated to the operations of the General Partner or the Partnership;
          (d) any capital expenditures, maintenance and repair costs, taxes or other direct expenses paid by PAA GP or its Affiliates for the benefit of the Partnership Group; and
          (e) all expenses and expenditures incurred by PAA GP or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation.
it being agreed, however, that to the extent any reimbursable costs or expenses incurred by PAA GP or its Affiliates consist of an allocated portion of costs and expenses incurred by PAA GP or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of PAA, such allocation shall be made on a reasonable cost reimbursement basis as determined by PAA GP.

     3.3 Services Provided by Partnership Group. To the extent necessary in connection with any gas storage or other assets that are owned or operated by PAA and its Affiliates (other than the Partnership Group) following the Closing Date, upon request from PAA, the General Partner shall provide such requested management and operating services to PAA on a reasonable cost reimbursement basis, including any applicable taxes.
     3.4 Provision by PAA of Limited Guaranty/Trade Credit Support. PAA may from time to time, but shall not be obligated to, provide the Partnership Group with guaranty or trade credit support as requested by the General Partner to support the ongoing operations of the Partnership Group; it being understood and agreed that (a) any such guaranties or credit support provided by PAA shall be limited to ordinary course obligations of the Partnership Group and shall not extend to indebtedness for borrowed money or other obligations that could be characterized as debt, (b) PAA shall be under no obligation to provide any such guaranty or credit support and may refuse to do so for any reason and (c) upon the receipt by PAA of a request for guaranty or credit support from the General Partner, PAA GP and the General Partner shall promptly meet to discuss such request and, if applicable, negotiate and agree upon the terms under which such guaranty or credit support will be provided by PAA.
ARTICLE IV
License of Name and Mark
     4.1 Grant of License. Upon the terms and conditions set forth in this Article IV, PAA hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “PAA” (the “Name”) and any associated or related marks (the “Mark”).
     4.2 Ownership and Quality. The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in PAA both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of PAA’s ownership of the Name and Mark or any registration thereto by PAA. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledge that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of PAA. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by PAA and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to PAA and justifies the License.
     4.3 Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 5.4.

ARTICLE V
Miscellaneous
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     5.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.
For notice to PAA GP:
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: General Counsel
Fax: (713) 646-4313
For notice to the Partnership Entities:
PAA Natural Gas Storage, L.P.
333 Clay Street, Suite 1500
Houston, Texas 77002
Attention: Vice President — Legal
Fax: (713) 652-3700

     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.
     5.4 Termination. Notwithstanding any other provision of this Agreement, if (i) the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner and its Affiliates are not voted in favor of such removal or (ii) a Change of Control occurs, then this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by PAA.
     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically intends that PAA GP and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. This Agreement does not create any rights or benefits for any entity or individual.
     5.8 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

     5.9 Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.
     5.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.12 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     5.13 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     5.14 Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     5.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.
     5.16 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 5.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of PAA GP, the Partnership or other Person shall have the right, separate and apart from PAA GP or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of PAA GP, PAA, the General Partner, the Partnership or any entity comprising a part of the Partnership Group.
     5.18 Legal Compliance.

The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind. In this regard, the Parties specifically agree as follows:
          (a) The Parties will comply with all equal employment opportunity requirements and other applicable employment laws. Where a joint or combined action is required by the law in order to comply with an employment obligation, the parties will cooperate fully and in good faith to comply with the applicable obligation.
          (b) The Parties agree that they will adhere to the Fair Labor Standards Act of 1938, as amended, any comparable state law and any law regulating the payment of wages or compensation.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

PLAINS ALL AMERICAN GP, LLC
By:
Name:
Title:

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:
Name:
Title:

PNGS GP LLC
By:
Name:
Title:

PAA NATURAL GAS STORAGE, L.P.
By:	PNGS GP LLC, its general partner

By:
Name:
Title:

[Signature Page to the Omnibus Agreement]